Exhibit 5.1

PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio  43215-6194
Telephone: 614/227-2000
Facsimile: 614/227-2100

December 29, 2009

Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin, Ohio 43017

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-1 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Neoprobe Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the sale of up to 15,500,000 shares (the “Shares”) of Common Stock of the Company, $.001 par value (the “Common Stock”), by the selling stockholder named in the Registration Statement (the “Selling Stockholder”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance of the Shares, the form of Securities Purchase Agreement, dated as of December 26, 2007, by and between the Company and the Selling Stockholder (the “Purchase Agreement”), as amended, the form of Securities Amendment and Exchange Agreement, dated July 24, 2009, by and between the Company and the Selling Stockholder (the “Amendment Agreement”), the convertible promissory notes issued to the Selling Stockholder pursuant to the Amendment Agreement (the “Promissory Notes”), the warrants to purchase shares of Common Stock issued to the Selling Stockholder pursuant to the Amendment Agreement (the “Warrants”), and the terms of the shares of cumulative convertible preferred stock issued to the Selling Stockholder pursuant to the Purchase Agreement (the “Preferred Stock”), and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or "blue sky" laws of the states in which the Shares are to be offered for sale, the 15,500,00 shares of Common Stock issuable upon the conversion of the Promissory Notes and Preferred Stock, and the exercise of the Warrants, will be, when issued and paid for as provided in the Promissory Notes and Warrants, and pursuant to the terms of the Preferred Stock, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Experts” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP